EXHIBIT 10.10

FOURTH AMENDMENT TO THE 1997 AMENDED AND RESTATED

CHIQUITA BRANDS INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

THIS FOURTH AMENDMENT is made this 15th day of December, 2010 by CHIQUITA BRANDS INTERNATIONAL, INC. (the “Company”).

WITNESSETH:

WHEREAS, the Company has adopted the 1997 Amended and Restated Chiquita Brands International, Inc. Deferred Compensation Plan (the “Plan”);

WHEREAS, Section 15.4 of the Plan allows the Company to amend or modify the Plan in whole or in part; and

WHEREAS, the Company desires to terminate the Plan, distribute the account balances of certain Participants and transfer liability with respect to all remaining account balances under the Plan.

NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended as follows:

1.     A new Section 16 is added to the Plan to provide as follows:

16.     Plan Termination

16.1     Effective as of December 31, 2010 (the “Termination Date”), the Plan (and each predecessor plan in effect at the time a deferral was made, as described in Section 1.2) shall be terminated. No further deferrals or contributions may be allocated to any Account under the Plan and no interest or dividends shall accrue to Accounts on or after the Termination Date.

(i)	If a Participant’s employment with the Company terminates for any reason on or before the Termination Date or the Deferral Term elected by the Participant ended before the Termination Date, any undistributed portion of the Participant’s Accounts (the “Distributed Accounts”) shall be distributed (to the extent permitted under Section 12.4.3) to the Participant in a lump sum as of and as soon as administratively possible after the Termination Date. Payments with respect to a Participant’s Distributed Accounts pursuant to this Section 16.1(i) shall be in lieu of any and all rights with respect to such Participant’s Accounts under the Plan, and as of any date after the Termination Date, no Participant receiving a distribution with respect to Distributed Accounts shall have any rights under the Plan.

(ii)	As of the Termination Date, liability for distributions with respect to the “Transferred Accounts,” which are all Accounts maintained under the Plan immediately prior to the Transfer Date except the Distributed Accounts, shall be transferred to and become a liability under the Chiquita Brands International, Inc. Capital Accumulation Plan (the “CAP”). Subaccounts corresponding to the Participant’s Accounts in the Plan (the

“Transferred Subaccounts”) will be maintained for the Participant under the CAP. The Transferred Accounts shall continue to be distributed in accordance with the terms of the Plan (with such payment terms applicable to each Transferred Subaccount as though it were an Account under the Plan), as set forth in Section 22 of the CAP. A Participant’s rights to payments under the CAP as transferred pursuant to this Section 16.1(ii) shall be in lieu of any and all rights with respect to such Participant’s Accounts under the Plan, and as of any date after the Termination Date, no Participant whose Accounts were transferred under this Section 16.1(ii) shall have any rights under the Plan.

16.2     The Transferred Accounts shall continue to constitute “amounts deferred” on or before December 31, 2004 (within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”)) and are intended, along with earnings on the Transferred Accounts, to continue to be grandfathered benefits not subject to Section 409A. The transfer of the Transferred Accounts to the CAP is not intended to materially enhance a benefit or right existing under the Plan as of October 3, 2004.

IN WITNESS WHEREOF, the Company has executed this Fourth Amendment and otherwise ratifies and approves the Plan in all other respects on the date and year first above written.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ K. R. Holland

Its:	Chairman, Employee Benefits Committee
SVP, Chief People Officer